THE WHITEWAVE FOODS COMPANY 2015 SHORT-TERM INCENTIVE COMPENSATION PLAN (the “Plan”)
AMERICAS FRESH FOODS

Purpose:
To (i) align employee variable cash compensation with the annual objectives of the company, (ii) motivate employees to create sustained shareholder value, and (iii) ensure retention of key employees by ensuring that cash compensation remains competitive.

Participants:
Employees of the Americas Fresh Foods business segment (“Americas Fresh”) of The WhiteWave Foods Company (“WWAV” or the “Company”) who are in positions to influence and/or control results in their specific areas of responsibility and/or the Company. See “Eligibility.”

Payout Criteria:
The components for payment to Participants under this Plan and the weighting of such components is based on individual target incentive percentages, performance against specified financial objectives (the “Financial Objectives”), and performance against specified individual objectives (the “Individual Objectives”), as set forth below.

Participant Group	Components and Weightings *
Americas Fresh Senior Leadership, including: • President, Americas Fresh • Direct reports to the President, Americas Fresh (the “SLT”), including Brand Presidents
•    80% Financial Objectives, which is comprised of:
o    40% = Americas Fresh Operating Income
o    20% = Americas Fresh Net Sales
o    20% = EPS of The WhiteWave Foods Company (excluding the impact of the China joint venture)
•    20% Individual Objectives

All Americas Fresh staff not covered by another STI plan, including: • Direct reports of the SLT • Participants below the direct reports of the SLT
•    80% Financial Objectives, which is comprised of:
o    40% = Americas Fresh Operating Income
o    20% = Americas Fresh Net Sales
o    20% = Team or Function-specific Objectives – these specific Objectives and the weighting of each individual Objective will be set by the appropriate SLT member or the Participant’s manager.
•    20% Individual Objectives

* The specific targets for the 2015 Financial Objectives were approved by the Compensation Committee of WWAV’s Board of Directors (the “Compensation Committee”) and are contained in the minutes of the meeting at which the Plan was approved.

Payout Scales:
The payout factor is 0% - 200%, based on actual performance against approved objectives, with threshold performance in excess of 90% of target (95% of target for net sales) required for payout. The individual objective factor is 0% - 200% of actual performance against approved objectives. All awards earned under this Plan will be paid in cash.

Financial Objectives Performance Payout Factor:
Approved Financial Objectives and the range of performance for each objective for the Plan Year, along with the corresponding payout factor scale based on actual performance, will be included in the Administrative Guidelines for the Plan. The Plan Year for this Plan is the same as the fiscal year of WWAV. Each Financial Objective shall be computed on an adjusted basis, if applicable, as reported in the Company’s earnings press release for the full fiscal year.

Individual Objectives:
For each Participant, 20% of the incentive is based on the Participant’s attainment of certain specified individual objectives as determined by the Participant’s manager and /or the Compensation Committee. Actual earned awards are based on the Participant’s individual performance rating under the Performance Management Process and the determination of final percentage targets against which the 20% will apply.

Adjustment of Targets / Actuals:
The following types of transactions will be excluded from the calculation of the Company’s actual financial results as measured against the Financial Objectives, if the transaction is material and was not included in the Company’s 2015 annual operating plan: (i) business acquisitions, mergers, consolidations and investments in joint ventures consummated during 2015, and (ii) the impact of any capital transaction, including without limitation equity offerings or capital restructurings, completed during 2015; provided, however, that the Compensation Committee reserves the right, in its discretion, to include any of such transactions to prevent undue and/or unintended impacts.
Upon the recommendation of the CEO, the Compensation Committee may (but has no obligation to) adjust the criteria, targets, actuals, or payout scale upon the occurrence of extraordinary events or circumstances or to prevent undue and/or unintended impacts.

Determination of Individual Target Incentive:
Individual target incentives for specific positions are defined by grade level. The Company may make adjustments to an individual's target incentive based on market conditions or business requirements, as necessary.

Definitions:
•    “Disability” is defined as permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Service Code (“Code”)).
•    “Retirement” is defined as (i) age fifty-five (55), so long as the Participant has completed at least ten (10) years of continuous service immediately prior to retirement, or (ii) age sixty-five (65).
•    “Actively Employed” means that the Participant’s employment must not have been terminated, voluntarily or involuntarily, prior to the identified date.

Eligibility:
General Eligibility Requirements:
Eligibility is determined by salary grade in the Company, or as otherwise approved by the Executive Vice President, Human Resources or his designate. Only regular, full time employees of the Company or its subsidiaries are eligible to participate.

In order to ensure continuity of services through the completion of the fiscal year end close, Participants must be Actively Employed by the Company during the Plan Year and through March 1, 2016 in order to receive an incentive award under this Plan.

Exceptions to General Eligibility Requirements:
Notwithstanding the foregoing:
•    If a Participant dies, becomes disabled, or retires prior to March 1, 2016, the Participant may receive a payout at the time other incentive awards are paid; however the incentive award amount will be prorated based on the period during the Plan Year when such Participant was Actively Employed
•    If a Participant’s job is eliminated prior to March 1, 2016 and such job elimination makes the Participant eligible to receive benefits under a severance plan or policy of the Company, the Participant may receive a payout; however the incentive award amount will be (i) prorated based on the period during the Plan Year when such Participant was Actively Employed, (ii) paid out at 100% of Target, and (iii) paid during the Participant’s severance period or (if severance is paid in a lump sum) within 30 days after the termination date.
•    If a Participant receives a Below Target (or equivalent) performance rating for the Plan Year, the maximum incentive award amount payout to which such Participant will be entitled for that Plan Year is 100% of Target.
•    If a Participant takes an unpaid leave of absence during the Plan Year that is not protected by the Family and Medical Leave Act (“FMLA”), the incentive award amount will be prorated to exclude the period during which such Participant was on non-FMLA protected unpaid leave during the Plan Year.
Even if the other eligibility standards of this Plan are met, a Participant will be disqualified from receiving any incentive award (based on either Financial Objectives or Individual Objectives) under the Plan if: (1) the Participant receives a Significantly Below Target (or equivalent) performance rating for the Plan Year, (2) the Participant’s employment is terminated for Cause, as defined below, before the date the incentive award is paid, (3) the Participant’s employment is terminated for any reason, voluntarily or involuntarily and, before the date the incentive award is paid, the Participant is discovered to have engaged in conduct that would have justified termination for Cause, as defined below, (4) the Participant is involuntarily terminated due to the Participant’s failure to meet performance expectations, which failure does not constitute termination for Cause, or (5) the Participant voluntarily terminates employment before March 1, 2016.

The foregoing eligibility requirements are subject to applicable state law and the terms of any conflicting agreement between a Participant and the Company.

Payout Calculation:
The base salary that will be used to calculate a participant’s incentive award payout will be (i) a Participant’s year-end base salary, in the case of Participants Actively Employed by the Company on the last working day of the Plan Year, or (ii) a Participant’s base salary at the time of death, disability, retirement, or job elimination, in the case of Participants subject to those specific circumstances.

All prorations of incentive awards will be calculated based on the number of whole months in which the Participant was Actively Employed. If an employee becomes eligible to participate in this Plan or a Participant transfers between Plans, changes target participation in the Plan, or becomes ineligible to participate in the Plan between the first day of the month and the 15th of the month, the incentive award will be calculated based on full month participation. If the eligibility change occurs between the 16th of the month and the end of the month, the incentive award will be calculated beginning with the full calendar month following the change. Employees hired after December 15th of the Plan Year are not eligible for any incentive award for that Plan Year.

“Cause” Defined:
For purposes of this Agreement, “Cause” means a Participant’s (i) willful failure to substantially perform a Participant’s duties; (ii) willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of the Company; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony or a serious misdemeanor; (iv) breach of any written covenant or agreement with the Company, any material written policy of the Company or any Company code of conduct or code of ethics, or (v) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding. The determination of whether a termination of employment is for Cause shall be made by the Company, in its discretion, and the Company’s determination shall be final.

Repayment Provision:
The Participant in this Plan agrees and acknowledges that this Plan is subject to any policies that the Compensation Committee may adopt from time to time with respect to the repayment to the Company of any benefit received pursuant to this Plan, including “clawback” or set-off policies.

Administration of the Plan:
The Compensation Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of this Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of this Plan. The Compensation Committee’s decisions (including any failure to make decisions) shall be binding upon all Participants. The Compensation Committee may delegate to the Company’s Chief Executive Officer and/or Executive Vice President, Human Resources, the power and authority to administer awards under this Plan with respect to individuals who are not executive officers of the Company, pursuant to such conditions and limitations as the Compensation Committee may establish and consistent with applicable law.